UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2023

Journey Medical Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41063	47-1879539
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9237 E Via de Ventura Blvd., Suite 105

Scottsdale, AZ 85258

(Address of Principal Executive Offices)

(480) 434-6670

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DERM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

New License Agreement with Maruho

On August 31, 2023, Journey Medical Corporation (the “Company” or “Journey”) entered into a license agreement (the “New License Agreement”) with Maruho Co., Ltd., a Japanese company specializing in dermatology (“Maruho”), whereby the Company agreed to grant an exclusive license to develop and commercialize Qbrexza® for the treatment of primary axillary hyperhidrosis, in South Korea, Taiwan, Hong Kong, Macau, Thailand, Indonesia, Malaysia, Philippines, Singapore, Vietnam, Brunei, Cambodia, Myanmar and Laos (the “Territory”). Prior to the date of the New License Agreement, the Company and Maruho were party to an existing exclusive amended and restated license agreement (the “First A&R License Agreement”) under which Maruho acquired exclusive license rights to Qbrexza® in Japan from Journey.

Under the terms of the New License Agreement, in exchange for the exclusive rights to Qbrexza® in the Territory, Maruho will pay $19 million to the Company as a non-refundable upfront payment within 10 days of the parties’ entry into the New License Agreement. Maruho is also obligated to assume certain financial payment obligations of Journey to Dermira (as defined below) related to sales of the product in the Territory under the asset purchase agreement between Journey and Dermira, Inc., a wholly owned subsidiary of Eli Lilly and Company (“Dermira”), under which Journey originally acquired Qbrexza® from Dermira.

The New License Agreement also contains customary representations and warranties and provisions related to confidentiality, diligence, indemnification and intellectual property protection. This description of the New License Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the New License Agreement to be filed with a subsequent periodic report of the Company.

Amendment to Existing First A&R License Agreement

On August 31, 2023, in connection with Journey’s entry into the New License Agreement, Journey and Maruho also entered into the Second Amended and Restated Exclusive License Agreement (the “Second A&R License Agreement”), which supersedes the First A&R License Agreement. The Second A&R License Agreement contains modifications that, among other things, removes Maruho’s obligation to pay Journey royalties on its net sales of Rapifort® (the Japanese equivalent of Qbrexza®) products in Japan for sales occurring after October 1, 2023 and removes Maruho’s obligation to pay $10 million to Journey upon Maruho’s first achievement of aggregate net sales of at least 4 billion yen during a single fiscal year. All other remaining potential milestone payment obligations, which aggregate to $45 million, remain in full force and effect.

This description of the Second A&R License Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Second A&R License Agreement to be filed with a subsequent periodic report of the Company.

Item 8.01.	Other Events.

On September 6, 2023, the Company issued a press release announcing the entry into the New License Agreement and the Second A&R License Agreement. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Description
99.1	Press release issued by Journey Medical Corporation, dated September 6, 2023.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Journey Medical Corporation
(Registrant)

Date: September 6, 2023

	By:	/s/ Claude Maraoui
Claude Maraoui
Chief Executive Officer, President and Director